Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for Second

Quarter and First Six Months of 2011

Signs $500 Million Mississippian Joint Venture

Launches New Mississippian Play, Targeting One Million Acres

Announces Three-Year Strategic Plan

• Self-Funding Capital Program

• Double-Digit Annual Production Growth

• Debt to EBITDA Ratio of Less Than 2:1

Increases 2011 Production Guidance to 24.1 MMBoe, 20% Growth from 2010

Oklahoma City, Oklahoma, August 4, 2011 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter and six months ended June 30, 2011.

Key Financial Results

Second Quarter

•

Adjusted EBITDA of $156 million ($182 million including realized gains on out-of-period derivative contract settlements) for second quarter 2011 compared to $132 million ($195 million including realized gains on out-of-period derivative contract settlements) in second quarter 2010.

•	Operating cash flow of $134 million for second quarter 2011 compared to $135 million in second quarter 2010.

•

Net income available to common stockholders of $196 million, or $0.42 per diluted share, for second quarter 2011 compared to net income available to common stockholders of $45 million, or $0.21 per diluted share, in second quarter 2010.

•

Adjusted net loss of $2.0 million, or $0.00 per diluted share, (adjusted net income of $23.9 million, or $0.05 per diluted share, including realized gains on out-of-period derivative contract settlements) in second quarter 2011 compared to adjusted net loss of $1.9 million, or $0.01 per diluted share, (adjusted net income of $60.4 million, or $0.23 per diluted share, including realized gains on out-of-period derivative contract settlements) in second quarter 2010.

Six Months

•

Adjusted EBITDA of $305 million ($341 million including realized gains on out-of-period derivative contract settlements) for the first six months of 2011 compared to $274 million ($336 million including realized gains on out-of-period derivative contract settlements) in the first six months of 2010.

•	Operating cash flow of $234 million for the first six months of 2011 compared to $222 million in the first six months of 2010.

•

Net loss applicable to common stockholders of $120 million, or $0.30 per diluted share, for the first six months of 2011 compared to net income available to common stockholders of $63 million, or $0.31 per diluted share, in the first six months of 2010.

•

Adjusted net loss of $9.0 million, or $0.02 per diluted share, (adjusted net income of $26.2 million, or $0.05 per diluted share, including realized gains on out-of-period derivative contract settlements) in the first six months of 2011 compared to adjusted net income of $10.5 million, or $0.04 per diluted share, (adjusted net income of $72.8 million, or $0.28 per diluted share, including realized gains on out-of-period derivative contract settlements) in the first six months of 2010.

Adjusted net (loss applicable) income available to common stockholders, adjusted EBITDA and operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 9.

Highlights

•	Drilled 238 wells during second quarter 2011 and 461 wells during first six months of 2011.

•	Oil production in second quarter 2011 of 2.77 MMBbls compared to 2.58 MMBbls in first quarter 2011 and 1.34 MMBbls in second quarter 2010.

•	Total production in second quarter 2011 of 5.64 MMBoe compared to 5.46 MMBoe in first quarter 2011 and 4.56 MMBoe in second quarter 2010.

•	July 2011 average daily production of 66 MBoe with one-day record high of 68 MBoe.

•	Most active driller in the Mid-Continent Mississippian Play with 14 rigs operating and 111 horizontal wells drilled.

•	Added 200,000 net acre position in new Mississippian Play.

•

Increasing 2011 capital expenditure guidance by $500 million, from $1.3 billion to $1.8 billion, reflecting an increase in Mississippian drilling activity and continued acreage purchases both in the Mississippian and the Central Basin Platform.

•	Increasing 2011 production guidance to 24.1 MMBoe from 23.3 MMBoe.

•	Guiding 2012 capital program to $1.8 billion and production to 29.1 MMBoe.

Tom L. Ward, Chairman and CEO commented, “We are pleased to announce the joint venture with Atinum Partners on our Mississippian project where results continue to meet or exceed our expectations. Our management team has been consistent in discussing several alternatives to fund the drilling of our large Mississippian acreage position within ten years and bring forward the NAV of this asset. With this announcement, we will begin to increase our rig count in Oklahoma and Kansas to average 24 rigs in 2012, which nearly doubles our current rig count. Additionally, we have identified and established an acreage position in a new area that is similar in size, characteristics and cost to our first Mississippian play. In connection with increasing our rig count and acreage position, we are increasing our 2011 capital budget to $1.8 billion and establishing a 2012 capital budget of $1.8 billion.

“The execution of our 2011 and 2012 plans will move the company significantly toward our 2014 goal of a self-funding capital program, delivering double-digit annual production growth and a debt to EBITDA ratio of less than 2 times.”

Drilling Activities

SandRidge averaged 29 rigs operating during the second quarter of 2011 and drilled 238 wells. The company drilled a total of 461 wells during the first six months of 2011. A total of 231 gross (219 net) operated wells were completed and brought on production during the second quarter of 2011, bringing the total number of operated wells completed and brought on production during 2011 to 439 gross (408 net). Currently, the company has 32 rigs operating (including 2 drilling salt water disposal wells), of which 21 are SandRidge-owned Lariat rigs.

Permian Basin

The company drilled 200 wells in the Permian Basin during the second quarter of 2011 and 399 wells during the first six months of 2011. The company has identified approximately 7,900 drilling locations on its 228,000 net acres in the Permian Basin. Production from the Permian Basin grew from approximately 13,100 Boe per day in second quarter 2010 to approximately 28,100 Boe per day in second quarter 2011, reflecting the Arena acquisition in July 2010, development of the company’s acreage holdings and the previously announced sales of Wolfberry and New Mexico assets producing approximately 3,100 Boe per day. SandRidge presently operates 16 rigs in the Permian Basin, all of which are operating on the Central Basin Platform drilling primarily San Andres and Clear Fork vertical wells at depths ranging from 4,500 feet to 7,500 feet. The company plans to drill over 800 wells in the Permian Basin in 2011.

Mississippian Play

The Mississippian oil play in the Mid-Continent area of Oklahoma and Kansas is an expansive, shallow carbonate hydrocarbon system. During the second quarter of 2011, SandRidge drilled 38 horizontal wells in the Mississippian play bringing the total number of operated wells drilled during 2011 in the Mississippian to 61. Industry-wide, approximately 250 horizontal wells have been drilled in the Mississippian across a 150-mile long area with SandRidge having drilled 111 wells. The company grew its Mississippian production from approximately 770 Boe per day in second quarter 2010 to over 8,400 Boe per day in second quarter 2011. SandRidge has identified over 4,000 drilling locations on approximately 900,000 net acres it has leased in the play. The company presently has 16 rigs operating in the play, of which 14 are drilling horizontal producer wells with 2 drilling saltwater disposal wells, and plans to increase the Mississippian rig count to average 24 rigs in 2012. SandRidge plans to drill 172 horizontal wells in the Mississippian play in 2011.

New Mississippian Play

SandRidge has established a 200,000 net acre position in a new horizontal Mississippian play comparable in size, characteristics and cost to the now proven Mississippian horizontal play. This new play is a shallow hydrocarbon system in a thick, porous, carbonate section. The Mississippian section ranges from 250 to 700 feet thick with enhanced porosity development just beneath the pre-Pennsylvanian unconformity. The geological setting is an extensive regional stratigraphic trap within a hydrocarbon system that has a long history of Mississippian production from thousands of vertical wells.

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Production(1)
Oil (MBbl)(2)	2,767	1,344	5,348	2,555
Natural gas (MMcf)	17,239	19,316	34,505	38,373
Oil equivalent (MBoe)	5,640	4,564	11,099	8,951
Daily production (MBoed)	62.0	50.2	61.3	49.4

Average price per unit
Realized oil price per barrel - as reported (2)	$89.09	$62.56	$84.59	$64.43
Realized impact of derivatives per barrel (2)	(12.83)	3.30	(10.26)	2.96

Net realized price per barrel (2)	$76.26	$65.86	$74.33	$67.39

Realized natural gas price per Mcf - as reported	$3.81	$3.41	$3.67	$4.04
Realized impact of derivatives per Mcf	(0.50)	2.65	(0.21)	2.36

Net realized price per Mcf	$3.31	$6.06	$3.46	$6.40

Realized price per Boe - as reported	$55.34	$32.87	$52.17	$35.71

Net realized price per Boe - including impact of derivatives	$47.52	$45.03	$46.58	$46.67

Average cost per Boe
Lease operating	$14.51	$12.27	$14.04	$11.87
Production taxes	2.25	1.18	2.09	1.14
General and administrative
General and administrative, excluding stock-based compensation	5.00	5.81	4.85	5.73
Stock-based compensation	1.68	1.61	1.65	1.59
Depletion	13.51	11.90	13.52	11.91

Lease operating cost per Boe
Excluding offshore and tertiary recovery	$13.24	$10.95	$12.97	$10.54
Offshore operations	64.62	28.13	43.02	26.06
Tertiary recovery operations	33.37	55.79	37.28	58.13

Earnings per share
Income (loss) per share available (applicable) to common stockholders
Basic	$0.49	$0.22	$(0.30)	$0.31
Diluted	0.42	0.21	(0.30)	0.31

Adjusted net (loss) income per share (applicable) available to common stockholders
Basic	$(0.04)	$(0.05)	$(0.09)	$(0.03)
Diluted	(0.00)	(0.01)	(0.02)	0.04

Weighted average number of common shares outstanding (in thousands)
Basic	398,435	203,839	398,343	203,831
Diluted(3)	495,982	259,566	495,782	259,479

(1)	2011 production includes impact from 2011 Wolfberry and New Mexico asset sales of approximately 3,100 Boe per day.
(2)	Includes NGLs.
(3)	Includes shares considered antidilutive for calculating earnings per share in accordance with GAAP for certain periods presented.

Discussion of Second Quarter 2011 Financial Results

Oil and natural gas revenue increased 108% to $312.1 million in second quarter 2011 from $150.0 million in the same period of 2010 as a result of increases in oil production and realized reported oil prices. Oil production increased 106% to 2.77 MMBbls from second quarter 2010 production of 1.34 MMBbls mainly due to oil production from Permian Basin properties acquired in July 2010 and continued development of the company’s oil properties. Second quarter 2011 total production increased 24% to 5.64 MMBoe from 4.56 MMBoe in second quarter 2010. Realized reported prices, which exclude the impact of derivative settlements, were $89.09 per barrel and $3.81 per Mcf during second quarter 2011. Realized reported prices in the same period of 2010 were $62.56 per barrel and $3.41 per Mcf.

Production expense increased 46% to $81.8 million in second quarter 2011 from $56.0 million in the same period of 2010 due primarily to the addition of costs from Permian Basin properties acquired in July 2010. Second quarter 2011 production expense was $14.51 per Boe compared to second quarter 2010 production expense of $12.27 per Boe.

Depletion per unit in second quarter 2011 was $13.51 per Boe compared to $11.90 per Boe in the same period of 2010. The increase in rate per unit primarily was a result of an increase in the company’s depreciable oil and natural gas properties, mainly due to the Arena acquisition in July 2010.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the three and six-month periods ended June 30, 2011 and 2010:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)

Drilling and production
Permian Basin	$173,100	$83,410	$345,638	$122,856
Mid-Continent	147,939	31,290	249,934	46,284
WTO	2,082	88,709	12,874	174,034
Tertiary	6,584	6,504	13,284	9,227
Other	621	8,669	2,151	24,396

	330,326	218,582	623,881	376,797
Leasehold and seismic
Permian Basin	15,335	11,890	20,502	15,410
Mid-Continent	70,521	10,277	167,630	17,465
WTO	1,516	1,143	3,190	5,677
Tertiary	46	88	214	88
Other	1,313	896	2,957	1,738

	88,731	24,294	194,493	40,378

Pipe inventory(1)	4,376	(24,262)	8,087	(6,805)

Total exploration and development(2)	423,433	218,614	826,461	410,370

Drilling and oil field services	8,030	8,195	14,793	17,612
Midstream	4,462	16,337	8,635	36,759
Other - general	18,167	5,818	24,363	12,804

Total capital expenditures	$454,092	$248,964	$874,252	$477,545

(1)	Pipe inventory expenditures for the three and six-month periods ended June 30, 2010 represent transfers of pipe to the full cost pool for use in drilling and production activities.
(2)	Exploration and development expenditures for the six-month period ended June 30, 2011 exclude $19.0 million of additional estimated loss on Century Plant construction contract.

Derivative Contracts

The tables below set forth the company’s oil swaps and natural gas price and basis swaps for the years 2011 through 2015 as of August 1, 2011 and include contracts, the benefits of which have been conveyed to SandRidge Mississippian Trust I.

	Quarter Ending
	3/31/2011	6/30/2011	9/30/2011	12/31/2011

Oil Swaps
Volume (MMBbls)	1.95	2.09	2.47	2.55
Swap	$86.20	$87.19	$87.75	$88.15

Natural Gas Swaps
Volume (Bcf)	14.27	6.05	3.55	1.84
Swap	$4.67	$4.57	$4.62	$4.61
Collar Volume (Bcf)	0.00	0.00	0.00	0.00
Collar: High	NM	NM	NM	NM
Collar: Low	NM	NM	NM	NM

Natural Gas Basis Swaps
Volume (Bcf)	25.65	25.94	26.22	26.22
Swap	$0.47	$0.47	$0.47	$0.47

	Year Ending
	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015

Oil Swaps
Volume (MMBbls)	9.06	11.15	10.81	4.14	1.50
Swap	$87.40	$89.35	$94.99	$101.77	$100.54

Natural Gas Swaps
Volume (Bcf)	25.71	3.64	0.00	0.00	0.00
Swap	$4.63	$4.90	NM	NM	NM
Collar Volume (Bcf)	0.00	0.40	0.86	0.94	1.01
Collar: High	NM	$6.20	$7.15	$7.78	$8.55
Collar: Low	NM	$4.00	$4.00	$4.00	$4.00

Natural Gas Basis Swaps
Volume (Bcf)	104.03	113.46	14.60	0.00	0.00
Swap	$0.47	$0.55	$0.46	NM	NM

Balance Sheet

The company’s capital structure at June 30, 2011 and December 31, 2010 is presented below:

	June 30, 2011	December 31, 2010
	(in thousands)

Cash and cash equivalents	$4,615	$5,863

Current maturities of long-term debt	$1,019	$7,293
Long-term debt (net of current maturities)
Senior credit facility	80,000	340,000
Mortgage	15,508	16,029
Senior Notes
Senior Floating Rate Notes due 2014	350,000	350,000
8.625% Senior Notes due 2015	—	650,000
9.875% Senior Notes due 2016, net	353,619	352,707
8.0% Senior Notes due 2018	750,000	750,000
8.75% Senior Notes due 2020, net	443,307	443,057
7.5% Senior Notes due 2021	900,000	—

Total debt	2,893,453	2,909,086

Stockholders’ equity
Preferred stock	8	8
Common stock	398	398
Additional paid-in capital	4,550,689	4,528,912
Treasury stock, at cost	(4,525)	(3,547)
Accumulated deficit	(3,109,725)	(2,989,576)

Total SandRidge Energy, Inc. stockholders’ equity	1,436,845	1,536,195

Noncontrolling interest	359,840	11,288

Total capitalization	$4,690,138	$4,456,569

At June 30, 2011, the company’s debt was $2.9 billion, a decrease of approximately $279 million from March 31, 2011. In April, the company raised approximately $535 million in proceeds from the sale of a portion of its interest in SandRidge Mississippian Trust I (NYSE: SDT) and the divestiture of its non-core New Mexico properties, with proceeds from these transactions used to repay borrowings under the senior credit facility. On August 1, 2011, the company had $195 million drawn under its $790 million senior credit facility and approximately $2.2 million of cash, leaving approximately $573 million of available liquidity (including the impact of outstanding letters of credit). The company was in compliance with all of the financial and other covenants contained in its debt agreements as of and during the six months ended June 30, 2011.

Operational Guidance

	Year Ending December 31, 2011
	Previous Projection as of May 5, 2011	Updated Projection as of August 4, 2011
Production
Oil (MMBbls) (1)	12.3	12.4
Natural Gas (Bcf)	66.5	70.0

Total (MMBoe)	23.3	24.1

Differentials
Oil (1)	$13.00	$13.00
Natural Gas	0.75	0.75

Costs per Boe
Lifting	$11.80 - $13.10	$14.10 - $15.50
Production Taxes	2.05 - 2.30	2.05 - 2.30
DD&A - oil & gas	12.80 - 14.20	12.80 - 14.20
DD&A - other	2.40 - 2.65	2.20 - 2.40

Total DD&A	$15.20 - $16.85	$15.00 - $16.60
G&A - cash	4.25 - 4.75	4.25 - 4.75
G&A - stock	1.55 - 1.75	1.45 - 1.60

Total G&A	$5.80 - $6.50	$5.70 - $6.35
Interest Expense	$10.20 - $11.30	$9.60 - $10.60

Net Income Attributable to Noncontrolling Interest ($ in millions)	$26.1	$26.1

Corporate Tax Rate	0%	0%
Deferral Rate	0%	0%

Shares Outstanding at End of Period (in millions)
Common Stock	415.6	415.6
Preferred Stock (as converted)	90.1	90.1

Fully Diluted	505.7	505.7

Capital Expenditures ($ in millions)
Exploration and Production	$1,065	$1,265
Land and Seismic	105	380

Total Exploration and Production	$1,170	$1,645
Oil Field Services	25	40
Midstream and Other	105	115

Total Capital Expenditures	$1,300	$1,800

(1)	Includes NGLs.

2011 Guidance Update: The company is updating certain guidance for 2011 from the information previously provided on May 5, 2011. The company has increased its projected oil and natural gas production to reflect increased drilling activity. Projected lifting costs have increased to $14.10 to $15.50 per barrel from $11.80 to $13.10 per barrel due to higher workover activity level, saltwater disposal in the Central Basin Platform and higher costs associated with rapid growth in the emerging Mississippian play. Per unit DD&A - other, G&A - stock and interest expense have decreased due to the increase in projected production. Projected capital expenditures have increased to $1.8 billion from $1.3 billion primarily due to increased leasing activity, well count and well costs in the Mississippian play.

Year Ending December 31, 2012
Initial Projection as of August 4, 2011
Production
Oil (MMBbls) (1)	16.7
Natural Gas (Bcf)	74.8

Total (MMBoe)	29.1

Capital Expenditures ($ in millions)
Exploration and Production	$1,550
Land and Seismic	170

Total Exploration and Production	$1,720
Oil Field Services	20
Midstream and Other	60

Total Capital Expenditures	$1,800

(1)	Includes NGLs.

2012 Initial Operational Guidance: The company is introducing certain guidance for 2012. The company expects to incur approximately $1.8 billion in capital expenditures and produce approximately 29.1 MMBoe.

Non-GAAP Financial Measures

Operating cash flow, adjusted EBITDA and adjusted net (loss applicable) income available to common stockholders are non-GAAP financial measures.

The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net income (loss) before income tax (benefit) expense, interest expense and depreciation, depletion and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, realized gains on out-of-period derivative contract settlements, (gain) loss on sale of assets, transaction costs, loss on extinguishment of debt and other various non-cash items (including noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts, provision for doubtful accounts and inventory obsolescence).

Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net (loss applicable) income available to common stockholders, which excludes unrealized (gain) loss on derivative contracts, realized gains on out-of-period derivative contract settlements, transaction costs, loss on extinguishment of debt and (gain) loss on sale of assets from net income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net (loss applicable) income available to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA and adjusted EBITDA, and adjusted net (loss applicable) income available to common stockholders.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Net cash provided by operating activities	$181,247	$110,857	$261,004	$258,459

(Deduct) add
Changes in operating assets and liabilities	(47,324)	24,598	(27,100)	(36,588)

Operating cash flow	$133,923	$135,455	$233,904	$221,871

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Net income (loss)	$210,016	$53,515	$(92,328)	$80,752

Adjusted for
Income tax (benefit) expense	(7,054)	150	(6,967)	162
Interest expense(1)	61,369	59,858	122,576	118,099
Depreciation and amortization - other	13,275	11,820	26,368	24,123
Depreciation and depletion - oil and natural gas	76,186	54,319	150,072	106,597

EBITDA	353,792	179,662	199,721	329,733

Provision for doubtful accounts	1,594	—	1,596	84
Inventory obsolescence	20	124	20	124
Interest income	(38)	(98)	(43)	(167)
Stock-based compensation	8,881	7,336	17,099	14,218
Unrealized (gains) losses on derivative contracts	(187,904)	2,735	79,350	(12,776)
Realized gains on out-of-period derivative contract settlements	(25,825)	(62,424)	(35,201)	(62,424)
Other non-cash expense	109	729	(51)	322
(Gain) loss on sale of assets	(524)	388	(725)	84
Transaction costs	1,745	3,765	3,087	4,753
Loss on extinguishment of debt	2,051	—	38,232	—
Non-cash portion of noncontrolling interest(2)	2,245	—	2,245	—

Adjusted EBITDA	$156,146	$132,217	$305,330	$273,951

(1)	Excludes unrealized loss (gain) on interest rate swaps of $0.4 million and ($1.4) million for the three-month periods ended June 30, 2011 and 2010, respectively, and $4.4 million and $8.2 million for the six-month periods ended June 30, 2011 and 2010, respectively.
(2)	Represents depreciation and depletion of ($3.3) million for the three and six-month periods ended June 30, 2011 and unrealized gains on commodity derivative contracts of $5.5 million for the three and six-month periods ended June 30, 2011 attributable to noncontrolling interests.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Net cash provided by operating activities	$181,247	$110,857	$261,004	$258,459

Changes in operating assets and liabilities	(47,324)	24,598	(27,100)	(36,588)
Interest expense(1)	61,369	59,858	122,576	118,099
Realized gains on out-of-period derivative contract settlements	(25,825)	(62,424)	(35,201)	(62,424)
Transaction costs	1,745	3,765	3,087	4,753
Noncontrolling interest(2)	(10,909)	(1,096)	(10,916)	(2,234)
Other non-cash items	(4,157)	(3,341)	(8,120)	(6,114)

Adjusted EBITDA	$156,146	$132,217	$305,330	$273,951

(1)	Excludes unrealized loss (gain) on interest rate swaps of $0.4 million and ($1.4) million for the three-month periods ended June 30, 2011 and 2010, respectively, and $4.4 million and $8.2 million for the six-month periods ended June 30, 2011 and 2010, respectively.
(2)	Excludes depreciation and depletion of ($3.3) million for the three and six-month periods ended June 30, 2011 and unrealized gains on commodity derivative contracts of $5.5 million for the three and six-month periods ended June 30, 2011 attributable to noncontrolling interests.

Reconciliation of Income Available (Loss Applicable) to Common Stockholders to Adjusted Net

(Loss Applicable) Income Available to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except per share data)
Income available (loss applicable) to common stockholders	$196,135	$44,884	$(120,149)	$63,489
Tax benefit resulting from Arena acquisition	(6,986)	—	(6,986)	—

Unrealized (gains) losses on derivative contracts(1)	(182,374)	2,735	84,880	(12,776)
Realized gains on out-of-period derivative contract settlements	(25,825)	(62,424)	(35,201)	(62,424)
(Gain) loss on sale of assets	(524)	388	(725)	84
Transaction costs	1,745	3,765	3,087	4,753
Loss on extinguishment of debt	2,051	—	38,232	—
Effect of income taxes	(64)	152	20	137

Adjusted net (loss applicable) income available to common stockholders	(15,842)	(10,500)	(36,842)	(6,737)
Preferred stock dividends	13,881	8,631	27,821	17,263

Total adjusted net (loss) income	$(1,961)	$(1,869)	$(9,021)	$10,526

Weighted average number of common shares outstanding
Basic	398,435	203,839	398,343	203,831
Diluted(2)	495,982	259,566	495,782	259,479

Total adjusted net (loss) income
Per share - basic	$(0.04)	$(0.05)	$(0.09)	$(0.03)

Per share - diluted	$(0.00)	$(0.01)	$(0.02)	$0.04

(1)	Excludes unrealized gains on commodity derivative contracts of $5.5 million for the three and six-month periods ended June 30, 2011 attributable to noncontrolling interests.
(2)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Conference Call Information

The company will host a conference call to discuss these results on Friday, August 5, 2011 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 866-271-5140 and from outside the U.S. is 617-213-8893. The passcode for the call is 65105088. An audio replay of the call will be available from August 5, 2011 until 11:59 pm CDT on September 5, 2011. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 62166030.

A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	August 8, 2011 – Tuohy Brothers’ 2nd Annual Nat Gas Infrastructure & Production One-on-One Conference; New York, NY

•	August 10, 2011 – Tudor, Pickering, Holt & Co., 2011 Hotter ‘N Hell Energy Conference; Houston, TX

•	August 16, 2011 – Enercom’s The 2011 Oil & Gas ConferenceTM; Denver, CO

•	August 17, 2011 – Summer NAPE E&P Conference; Houston, TX

•	August 31, 2011 – Simmons & Company International, 2011 European Energy Conference; Scotland, UK

•	September 7, 2011 – Barclays Capital, 2011 CEO Energy Conference; New York, NY

•	September 21, 2011 – Deutsche Bank, 2011 Energy Conference; Boston, MA

•	September 27, 2011 – IHS Herold, 20th Annual Pacesetters Energy Conference; Stamford, CT

•	October 5, 2011 – Johnson Rice & Co., 2011 Energy Conference; New Orleans, LA

•	October 11, 2011 – Deutsche Bank, 19th Annual Leveraged Finance Conference; Scottsdale, AZ

At 8:00 am Central Time on the day of each presentation, the corresponding slides and webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate as well as updated presentations regarding the company. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each use or presentation.

Third Quarter 2011 Earnings Release and Conference Call

November 3, 2011 (Thursday) – Earnings press release after market close

November 4, 2011 (Friday) – Earnings conference call at 8:00 am CST

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)
Revenues
Oil and natural gas	$312,111	$149,995	$579,053	$319,580
Drilling and services	28,537	3,901	49,571	9,661
Midstream and marketing	16,313	22,598	38,570	50,587
Other	7,813	5,945	10,427	13,606

Total revenues	364,774	182,439	677,621	393,434

Expenses
Production	81,834	56,009	155,791	106,281
Production taxes	12,666	5,404	23,242	10,242
Drilling and services	18,058	1,024	33,099	8,233
Midstream and marketing	15,873	19,779	38,156	45,285
Depreciation and depletion - oil and natural gas	76,186	54,319	150,072	106,597
Depreciation and amortization - other	13,275	11,820	26,368	24,123
General and administrative	37,678	33,865	72,091	65,539
(Gain) loss on derivative contracts	(169,988)	(119,621)	107,640	(181,573)
(Gain) loss on sale of assets	(524)	388	(725)	84

Total expenses	85,058	62,987	605,734	184,811

Income from operations	279,716	119,452	71,887	208,623

Other income (expense)
Interest income	38	98	43	167
Interest expense	(61,725)	(64,259)	(121,167)	(126,348)
Loss on extinguishment of debt	(2,051)	—	(38,232)	—
Other income (expense), net	138	(530)	1,335	706

Total other expense	(63,600)	(64,691)	(158,021)	(125,475)

Income (loss) before income taxes	216,116	54,761	(86,134)	83,148
Income tax (benefit) expense	(7,054)	150	(6,967)	162

Net income (loss)	223,170	54,611	(79,167)	82,986
Less: net income attributable to noncontrolling interest	13,154	1,096	13,161	2,234

Net income (loss) attributable to SandRidge Energy, Inc.	210,016	53,515	(92,328)	80,752
Preferred stock dividends	13,881	8,631	27,821	17,263

Income available (loss applicable) to SandRidge Energy, Inc. common stockholders	$196,135	$44,884	$(120,149)	$63,489

Earnings (loss) per share
Basic	$0.49	$0.22	$(0.30)	$0.31

Diluted	$0.42	$0.21	$(0.30)	$0.31

Weighted average number of common shares outstanding
Basic	398,435	203,839	398,343	203,831

Diluted	495,982	259,566	398,343	226,406

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,615	$5,863
Accounts receivable, net	162,976	146,118
Derivative contracts	2,513	5,028
Inventories	7,571	3,945
Other current assets	12,897	14,636

Total current assets	190,572	175,590

Oil and natural gas properties, using full cost method of accounting
Proved	8,552,148	8,159,924
Unproved	624,668	547,953
Less: accumulated depreciation, depletion and impairment	(4,625,330)	(4,483,736)

	4,551,486	4,224,141

Other property, plant and equipment, net	519,364	509,724
Restricted deposits	27,902	27,886
Goodwill	235,396	234,356
Other assets	71,954	59,751

Total assets	$5,596,674	$5,231,448

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,019	$7,293
Accounts payable and accrued expenses	423,971	376,922
Billings and estimated contract loss in excess of costs incurred	41,232	31,474
Derivative contracts	149,374	103,409
Asset retirement obligation	25,360	25,360

Total current liabilities	640,956	544,458

Long-term debt	2,892,434	2,901,793
Derivative contracts	162,057	124,173
Asset retirement obligation	93,780	94,517
Other long-term obligations	10,762	19,024

Total liabilities	3,799,989	3,683,965

Commitments and contingencies

Equity
SandRidge Energy, Inc. stockholders’ equity
Preferred stock, $0.001 par value, 50,000 shares authorized
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at June 30, 2011 and December 31, 2010; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at June 30, 2011 and December 31, 2010; aggregate liquidation preference of $200,000	2	2
7.0% Convertible perpetual preferred stock; 3,000 shares issued and outstanding at June 30, 2011 and December 31, 2010; aggregate liquidation preference of $300,000	3	3
Common stock, $0.001 par value, 800,000 shares authorized; 410,498 issued and 409,918 outstanding at June 30, 2011 and 406,830 issued and 406,360 outstanding at December 31, 2010	398	398
Additional paid-in capital	4,550,689	4,528,912
Treasury stock, at cost	(4,525)	(3,547)
Accumulated deficit	(3,109,725)	(2,989,576)

Total SandRidge Energy, Inc. stockholders’ equity	1,436,845	1,536,195
Noncontrolling interest	359,840	11,288

Total equity	1,796,685	1,547,483

Total liabilities and equity	$5,596,674	$5,231,448

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(79,167)	$82,986
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Provision for doubtful accounts	1,596	84
Inventory obsolescence	20	124
Depreciation, depletion and amortization	176,440	130,720
Debt issuance costs amortization	5,748	5,121
Discount amortization on long-term debt	1,162	1,049
Loss on extinguishment of debt	38,232	—
Deferred income taxes	(6,986)	—
Unrealized loss (gain) on derivative contracts	79,350	(12,776)
(Gain) loss on sale of assets	(725)	84
Investment (income) loss	(67)	261
Stock-based compensation	18,301	14,218
Changes in operating assets and liabilities	27,100	36,588

Net cash provided by operating activities	261,004	258,459

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(871,901)	(427,336)
Proceeds from sale of assets	369,251	6,042
Refunds of restricted deposits	—	5,095

Net cash used in investing activities	(502,650)	(416,199)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,725,000	841,914
Repayments of borrowings	(1,741,795)	(662,869)
Premium on debt redemption	(30,338)	—
Debt issuance costs	(19,640)	(11,546)
Proceeds from issuance of units by SandRidge Mississippian Trust I	336,892	—
Noncontrolling interest distributions	(1,501)	(1,506)
Noncontrolling interest contributions	—	157
Stock issuance expense	(231)	(87)
Stock-based compensation excess tax benefit	7	14
Purchase of treasury stock	(6,030)	(2,852)
Dividends paid - preferred	(28,980)	(11,263)
Derivative settlements	7,014	—

Net cash provided by financing activities	240,398	151,962

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,248)	(5,778)

CASH AND CASH EQUIVALENTS, beginning of year	5,863	7,861

CASH AND CASH EQUIVALENTS, end of period	$4,615	$2,083

Supplemental Disclosure of Noncash Investing and Financing Activities
Change in accrued capital expenditures	$2,351	$50,209
Convertible perpetual preferred stock dividends payable	$16,572	$14,447
Adjustment to oil and natural gas properties for estimated contract loss	$19,000	$—

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of leverage, net income, drilling rigs operating, drilling locations, funding, oil and natural gas production, derivative transactions, shares outstanding, pricing differentials, operating costs and capital spending, tax rates, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010 and in comparable “risk factors” sections of our Quarterly Reports on Form 10-Q filed after the date of this press release. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the West Texas Overthrust, Permian Basin, Mid-Continent, Cotton Valley Trend in East Texas, Gulf Coast and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.